Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

1347 Property Insurance Holdings, Inc.

Tampa, Florida

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 26, 2018 relating to the consolidated financial statements of 1347 Property Insurance Holdings, Inc., which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ BDO USA, LLP

Grand Rapids, Michigan

June 1, 2018